                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                         INHALE THERAPEUTIC SYSTEMS, INC.

                                      AND

                     CAPITAL RESEARCH AND MANAGEMENT COMPANY

                            DATED DECEMBER 8, 1998

                              TABLE OF CONTENTS

                                                                            PAGE

1.   PURCHASE OF COMMON STOCK............................................     1

2.   CLOSING DATE; DELIVERY..............................................     1

     2.1   Closing; Closing Date.........................................     1

     2.2   Delivery......................................................     1

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................     1

     3.1   Authorization.................................................     1

     3.2   No Conflict with Other Instruments............................     1

     3.3   Certificate of Incorporation; By-laws.........................     2

     3.4   Organization, Good Standing and Qualification.................     2

     3.5   Disclosure Documents..........................................     2

     3.6   Capitalization................................................     2

     3.7   Subsidiaries..................................................     2

     3.8   Valid Issuance of Shares......................................     2

     3.9   Litigation, etc...............................................     2

     3.10  Governmental Consents.........................................     3

     3.11  Brokers Fee...................................................     3

     3.12  Contracts.....................................................     3

     3.13  No Material Change............................................     3

     3.14  Intellectual Property.........................................     3

     3.15  Compliance....................................................     3

     3.16  Investment Company............................................     4

     3.17  SEC Documents; Financial Statements...........................     4

     3.18  Additional Information........................................     4

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................     4

     4.1   Legal Power...................................................     4

     4.2   Due Execution.................................................     4

     4.3   Investment Representations....................................     4

     4.4   No Brokers....................................................     6

5.   CONDITIONS TO CLOSING...............................................     6

     5.1   Conditions to Obligations of Purchaser at Closing.............     6

     5.2   Conditions to Obligations of the Company at Closing...........     7

6.   REGISTRATION OF THE SHARES..........................................     7

     6.2   Indemnification...............................................     8

7.   MISCELLANEOUS.......................................................    11


                                       i.

                              TABLE OF CONTENTS
                                (CONTINUED)

                                                                            PAGE

     7.1   Survival of Representations, Warranties and Agreements........    11

     7.2   Governing Law.................................................    11

     7.3   Successors and Assigns........................................    12

     7.4   Entire Agreement..............................................    12

     7.5   Severability..................................................    12

     7.6   Amendment and Waiver..........................................    12

     7.7   Notices.......................................................    12

     7.8   Fees and Expenses.............................................    12

     7.9   Titles and Subtitles..........................................    12

     7.10   Counterparts.................................................    12

     7.11   NASDAQ.......................................................    12

     7.12   Acknowledgment of Purchaser Regarding Document Delivery......    12


EXHIBITS:
---------

Exhibit A   SCHEDULE OF EXCEPTIONS

Exhibit B   CERTIFICATE OF INCORPORATION

Exhibit C   BYLAWS

Exhibit D   FORM OF OPINION OF COOLEY GODWARD LLP



                                      ii.

                              STOCK PURCHASE AGREEMENT

     THIS AGREEMENT is made as of 8th December 1998, by and between INHALE THERAPEUTIC SYSTEMS, INC., a Delaware corporation with its principal office at 150 Industrial Road, San Carlos, California 94070 (the "Company"), and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation with its principal office at 333 S. Hope Street, 55th Floor, Los Angeles, California 90071 (the "Purchaser"), on behalf of SMALLCAP World Fund, Inc. and American Variable Insurance Series-Growth Fund.

     IN CONSIDERATION of the mutual covenants and agreements contained herein, the Company and the Purchaser agree as follows:

     1.   PURCHASE OF COMMON STOCK.   Subject to the terms and conditions
of this Agreement, and in reliance on the representations and warranties contained herein, at the Closing (as hereinafter defined) the Company agrees to sell to Purchaser and Purchaser agrees to purchase from the Company, one million two hundred thousand (1,200,000) shares of the Company's Common Stock (the "Shares"). The purchase price per share shall be $31.00.

     2.   CLOSING DATE; DELIVERY.

          2.1  CLOSING; CLOSING DATE.   Subject to the terms of Section 5,
the closing of the sale and purchase of the Shares under Section 1 of this Agreement (the "Closing") shall be held at 2:00 p.m. (PDT) on December 9, 1998 the "Closing Date") at the offices of the Company, or at such other time and place as the Company and Purchaser may agree.

          2.2  DELIVERY.   At the Closing, subject to the terms and
conditions hereof, the Company will deliver to Purchaser a stock certificate, in the names designated by Purchaser, representing the shares of Common Stock deliverable at such Closing, dated as of Closing, against payment of the purchase price therefor by wire transfer, unless other means of payment shall have been agreed upon by Purchaser and the Company.

     3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    Subject to and
except as disclosed by the Company in the Schedule of Exceptions attached hereto as Exhibit A, the Company hereby represents and warrants and covenants to Purchaser as follows:

          3.1 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. The Company has the requisite corporate power to enter into this Agreement and carry out and perform its obligations under the terms of this Agreement. At the Closing, the Company will have the requisite corporate power to sell the shares of Common Stock to be sold at such Closing. This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by Purchaser, this Agreement will be a valid and binding obligation of the Company, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

          3.2  NO CONFLICT WITH OTHER INSTRUMENTS.     The execution,
delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (a) any provision of the Company's Certificate of Incorporation or Bylaws as either shall be in effect; (b) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (c) any material contract, obligation or commitment to which the Company is a party or

                                       1.

by which it is bound; or (d) any statute, rule or governmental regulation applicable to the Company.

          3.3 CERTIFICATE OF INCORPORATION; BY-LAWS. Attached hereto as Exhibits B and C, respectively, are true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof.

          3.4  ORGANIZATION, GOOD STANDING AND QUALIFICATION.    The Company
is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          3.5  DISCLOSURE DOCUMENTS.    The Company's Form 10-K filed with
the Securities and Exchange Commission on March 23, 1998, as amended on April 30, 1998, and Forms 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 1998, did not, when filed with the Securities and Exchange Commission, contain any untrue statements of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          3.6  CAPITALIZATION

               (a) The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 15,688,596 shares were issued and outstanding as of September 30, 1998, and 10,000,000 shares of Preferred Stock, none of which are outstanding. All such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws.

               (b) The Company had outstanding options to purchase 2,939,256 shares of Common Stock and outstanding warrants to purchase 20,000 shares of Common Stock as of September 30, 1998. There are no preemptive or other outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock or other securities of the Company.

          3.7 SUBSIDIARIES. The Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation or partnership, joint venture, association or other business venture or entity.

          3.8  VALID ISSUANCE OF SHARES.     The shares of Common Stock which
will be purchased by Purchaser hereunder, when issued, sold and delivered in accordance with the terms hereof for the con-sideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of Purchaser in Section 4.3 of this Agreement, will be issued in compliance with all applicable federal and state securities laws.

          3.9  LITIGATION, ETC.    There is no action, suit or proceeding
pending nor, to the best of its knowledge, any action, suit, proceeding or investigation currently threatened against the Company, nor, to the best of its knowledge, is there any basis therefor, which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financial or otherwise. The foregoing includes, without limitation, any action, suit, proceeding or investigation, pending or threatened, that questions the validity of this Agreement or the right of the Company to enter into the Agreement.


                                       2.

          3.10  GOVERNMENTAL CONSENTS.   No consent, approval, order or
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

          3.11 BROKERS FEE. Except for Volpe Brown Whelan & Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by the Company. The Company is solely responsible for any fee or commission payable to Volpe Brown Whelan & Company in connection with the transactions contemplated by this Agreement, and covenants to pay such fee or commission at Closing and agrees to indemnify Purchaser against all liabilities related to such fees.

          3.12  CONTRACTS.    The contracts described in the Private
Placement Memorandum (as defined below) or incorporated by reference therein are in full force and effect on the date hereof; and neither the Company, nor to the best of the Company's knowledge, any other party is in material breach of or default under any of such contracts.

          3.13  NO MATERIAL CHANGE.     Since September 30, 1998 and except
as described in or specifically contemplated by the Private Placement Memorandum, (i) the Company has not incurred any material liabilities or obligations, indirect, or contingent, or entered into any material verbal or written agreement or other transaction which is not in the ordinary course of business or which could result in a material adverse effect on the Company;
(ii) the Company has not sustained any material loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity, whether or not covered by insurance; (iii) the Company has not paid or declared any dividends or other distributions with respect to its capital stock and the Company is not in material default in the payment of principal or interest on any outstanding debt obligations; (iv) there has not been any change in the capital stock other than the sale of the Shares hereunder, shares issued pursuant to employee equity incentive plans or purchase plans approved by the Company's Board of Directors or indebtedness material to the Company (other than in the ordinary course of business); and (v) there has not been any material adverse change in the condition (financial or otherwise), business, properties or results of operations of the Company.

          3.14 INTELLECTUAL PROPERTY. Except as disclosed in or specifically contemplated by the Private Placement Memorandum or incorporated by reference therein, the Company has sufficient trademarks, trade names, patent rights, copyrights, licenses, and governmental authorizations to conduct its businesses as now conducted; and the Company has no knowledge of any material infringement by it of trademark, trade name rights, patent rights, copyrights, licenses, trade secrets or other similar rights of others, and no claim has been made against the Company regarding trademark, trade name, patent, copyright, license, trade secrecy or other infringement which could have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company.

          3.15  COMPLIANCE.   The Company has not been advised, and has no
reason to believe, that it is not conducting its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not materially adversely affect the condition (financial or otherwise), business or results of operations of the Company.


                                       3.

          3.16  INVESTMENT COMPANY.     The Company is not an "investment
company" within the meaning of the Investment Company Act of 1940, as amended.

          3.17     SEC DOCUMENTS; FINANCIAL STATEMENTS.     The Company has
filed in a timely manner all documents that it was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the twelve (12) months preceding the date of this Agreement. As of their respective filing dates (or, if amended prior to the date of this Agreement, when amended), all documents filed by the Company with the SEC (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments). The Company is eligible to use the Registration Statement on Form S-3 for resale of the Shares.

          3.18 ADDITIONAL INFORMATION. The Company represents and warrants that the information contained in the Private Placement Memorandum dated December 8, 1998 (the "Private Placement Memorandum") containing certain summary information relating to the sale by the Company of the Shares pursuant to the Agreement, including all addenda and exhibits thereto (other than the Appendices), is true and correct in all material respects.

     4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.

          Purchaser hereby represents and warrants to the Company as follows:

          4.1  LEGAL POWER.   Purchaser has the requisite legal power to
enter into this Agreement, to carry out and perform its obligations under the terms of this Agreement and, at the Closing, will have the requisite legal power to purchase the Shares.

          4.2 DUE EXECUTION. This Agreement has been duly authorized, executed and delivered by Purchaser, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding obligation of Purchaser, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

          4.3  INVESTMENT REPRESENTATIONS.   In connection with the purchase
of the Shares, the Purchaser makes the following representations:

               (a) the Purchaser, taking into account the personnel and resources it can practically bring to bear on the purchase of the Shares contemplated hereby, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares;


                                       4.

               (b) the Purchaser is acquiring the Shares in the ordinary course of its business and for its own account for investment only (as defined for purposes of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the regulations thereunder) and with no present intention of distributing any such Shares or any arrangements or understanding with any other persons regarding the distribution of such Shares;

               (c) the Purchaser will not, directly or indirectly, offer, sell, pledge, transfer, or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act of 1933, as amended, (the "Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC");

               (d) the Purchaser has completed or caused to be completed the Registration Statement Questionnaire and the Stock Certificate Questionnaire, both attached hereto as Appendix I, for use in preparation of the Registration Statement and the answers thereto are true and correct to the best knowledge of the Purchaser as of the date hereof and will be true and correct as of the effective date of the Registration Statement;

               (e) the Purchaser has, in connection with its decision to purchase the Shares, relied solely upon the Private Placement Memorandum and the documents included therein and the representations and warranties of the Company contained herein;

               (f) the Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Act;

               (g) the Purchaser understands that (i) the shares of Common Stock to be purchased under this Agreement have not been registered under the Act by reason of a specific exemption therefrom, that such securities must be held by Purchaser, and that Purchaser must, therefore, bear the economic risk of such investment, until a subsequent disposition thereof is registered under the Act or is exempt from such registration; (ii) each certificate representing such shares will be endorsed with the following legends:

                    (1) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

                    (2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING RESTRICTIONS ON TRANSFERABILITY, OF THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED DECEMBER 8, 1998. A COPY OF SUCH STOCK PURCHASE AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO INHALE THERAPEUTIC SYSTEMS, INC. AT ITS PRINCIPAL PLACE OF BUSINESS."

                    (3) Any legend required to be placed thereon by the Company's Bylaws (and shown on Exhibit C hereto or as may hereafter be added to such Bylaws

                                       5.

with respect to all Common Stock of the Company) or under applicable state securities laws; and (iii) the Company will instruct any transfer agent not to register the transfer of the shares of Common Stock purchased pursuant to this Agreement (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Act or this Agreement; and

               (h) the Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the shares of Common Stock purchased hereunder.

          4.4 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by Purchaser.

     5.   CONDITIONS TO CLOSING.

          5.1  CONDITIONS TO OBLIGATIONS OF PURCHASER AT CLOSING.
Purchaser's obligation to purchase the Shares at the Closing is subject to the fulfillment to Purchaser's satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Purchaser:

               (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date and the Company shall have performed and complied with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing and a certificate duly executed by an officer of the Company, to the effect of the foregoing, shall be delivered to the Purchaser.

               (b) PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to counsel to the Purchaser, and counsel to the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

               (c) QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of the Shares such Closing shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the Securities and Exchange Commission, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

               (d) OPINION OF COUNSEL TO THE COMPANY. In connection with any sale of shares hereunder, the Purchaser shall have received from Cooley Godward LLP, counsel to the Company, an opinion letter addressed to it, dated the date of the Closing in substantially the form attached hereto as Exhibit D.

                                       6.

          5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AT CLOSING. The Company's obligation to issue and sell the Shares to be sold at the Closing is subject to the fulfillment to the Company's satisfaction, on or prior to the Closing of the following conditions, any of which may be waived by the
Company:

               (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties made by the Purchaser in Section 4 hereof shall be true and correct in all material respects at the date of the Closing with the same force and effect as if they had been made on and as of the date hereof.

               (b) PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing and a Certificate duly executed by an officer of the Purchaser, to the effect of the foregoing, shall be delivered to the Company.

               (c) QUALIFICATIONS, LEGAL INVESTMENT. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Shares shall have been duly obtained and shall be effective on and as of the Closing. No stop order or other order enjoining the sale of such shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC, or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Closing the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

     6.   REGISTRATION OF THE SHARES.

          6.1 As soon as practical following the Closing, and in any event within 10 days thereafter, the Company will prepare and file with the SEC a registration statement on Form S-3 (or such other form that the Company may be eligible to use) relating to the sale of the Shares by Purchaser from time to time (the "Registration Statement"), and use its best efforts, subject to receipt of necessary information from Purchaser, to cause such Registration Statement to be declared effective by the SEC as soon as practicable after the SEC has completed its review process. In the event the Registration Statement has not been declared effective by the SEC within 60 days of its filing date, the purchase price shall be re-calculated as follows: (a) if the effective date occurs more than 60 days but less than 75 days from the filing date, the purchase price shall be reduced by five percent (5%), (b) if the effective date occurs more than 75 days but less than 120 days from the filing date, the purchase price shall be reduced by ten percent (10%) and (c) if the effective date has not occurred within 120 days from the filing date, the purchase price shall be reduced by twenty-five percent (25%). Within 15 days of the earlier of (i) the effective date of the Registration Statement or (ii) the date that is 120 days from the filing date, the Company shall refund the amount of the discount to the Purchaser by making a cash payment to Purchaser. The Company agrees to use its best efforts to keep such Registration Statement effective until the date on which the Shares may be resold by Purchaser without registration by reason of Rule 144(k) under the Act of 1933 or any other rule of similar effect. Notwithstanding the foregoing, following the effectiveness of the Registration Statement, the Company may, at any time, suspend the effectiveness of the Registration Statement for up to no longer than 30 days, as appropriate (a "Suspension Period"), by giving notice to the Purchaser, if the Company shall have determined that the Company may be required to disclose any material corporate development. The Company will use its best efforts to minimize the length of any Suspension Period. Notwithstanding the foregoing, no more than two Suspension Periods may occur in any twelve (12) month period. Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, Purchaser will not sell any Shares pursuant to the Registration Statement until (i) Purchaser is advised in writing by the Company that the use of the applicable prospectus


                                       7.

may be resumed, (ii) Purchaser has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) Purchaser has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus. Purchaser further covenants to notify the Company promptly of the sale of all of its Shares.

          6.2  INDEMNIFICATION.    For the purpose of this Section 6.2:

                    (i) the term "Purchaser/Affiliate" shall include Purchaser and any affiliate of Purchaser;

                    (ii) the term "Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 6.1.

               (a) The Company agrees to indemnify and hold harmless Purchaser and each person, if any, who controls Purchaser within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which Purchaser or such controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, including the prospectus, financial statements and schedules, and all other documents filed as a part thereof or incorporated by reference therein, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434, of the Rules and Regulations, or the prospectus, in the form first filed with the Commission pursuant to Rule 424(b) of the Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the "Prospectus"), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in any of them not misleading, or arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained in this Agreement, or any failure of the Company to perform its obligations hereunder or under law, and will reimburse Purchaser and each such controlling person for any legal and other expenses as such expenses are reasonably incurred by Purchaser or such controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; PROVIDED, HOWEVER, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company (i) by or on behalf of Purchaser expressly for use therein or (ii) the failure of Purchaser to comply with the covenants and agreements contained in this Agreement respecting the sale of the Shares, the inaccuracy of any representations made by Purchaser herein or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to Purchaser prior to the pertinent sale or sales by Purchaser. In addition to its other obligations under this paragraph (a), the Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, or any inaccuracy in the representations and warranties of the Company in this Agreement or failure to perform its obligations in this Agreement, all as described in this paragraph (a), it will reimburse Purchaser on a quarterly basis for all reasonable legal or other


                                       8.

expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company's obligation, to reimburse Purchaser for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, Purchaser shall promptly return it to the Company together with interest, compounded daily, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Bank of America National Trust and Savings Association, San Francisco, California (the "Prime Rate"). Any such interim reimbursement payments which are not made to a Purchaser within 30 days of a request for reimbursement shall bear interest at the Prime Rate from the date of such request. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

               (b) Purchaser will indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages, liabilities or expenses to which the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person may become subject, under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Purchaser) insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based upon any failure of Purchaser to comply with the covenants and agreements contained in this Agreement respecting the sale of the Shares, the inaccuracy of any representation made by Purchaser herein or any untrue or alleged untrue statement of any material fact contained in the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Purchaser expressly for use therein, and will reimburse the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person for any legal and other expense reasonably incurred by the Company, each of its directors, each of its officers who signed the Registration Statement or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. In addition to its other obligations under this paragraph (b), Purchaser agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any failure to comply, statement or omission, or any alleged failure to comply, statement or omission, described in this paragraph (b) which relates to written information furnished to the Company by or on behalf of any purchaser, it will reimburse the Company (and, to the extent applicable, each officer, director or controlling person) on a quarterly basis for all reasonable legal or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of Purchaser's obligations to reimburse the Company (and, to the extent applicable, each officer, director or controlling person) for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Company (and, to the extent applicable, each officer, director or controlling person) shall promptly return it to Purchaser together with interest, compounded daily, determined on the basis of the Prime Rate. Any such interim reimbursement payments which are not made to the Company within 30 days of a request for reimbursement shall bear interest at the Prime Rate


                                       9.

from the date of such request. This indemnity agreement will be in addition to any liability which Purchaser may otherwise have.

               (c)  Promptly after receipt by an indemnified party under this
Section 6.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 6.2 notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party for contribution or otherwise than under the indemnity agreement contained in this Section 6.2 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be a conflict between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this
Section 6.2 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel, approved by such indemnifying party in the case of paragraph (a), representing the indemnified parties who are parties to such action) or (ii) the indemnified party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

               (d) If the indemnification provided for in this Section 6.2 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under paragraphs
(a), (b) or (c) of this Section 6.2 in respect to any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Purchaser from the placement of Common Stock or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause
(i) above but the relative fault of the Company and Purchaser in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The respective relative benefits received by the Company on the one hand and Purchaser on the other shall be deemed to be in the same proportion as the amount paid by Purchaser to the Company pursuant to this Agreement for the Shares purchased by Purchaser that were sold pursuant to the Registration Statement bears to the difference (the "Difference") between the amount Purchaser paid for the Shares that were sold pursuant to the Registration Statement and the amount received by Purchaser from such sale. The relative fault of the Company and Purchaser shall be determined by reference to,


                                       10.

among other things, whether the untrue or alleged statement of a material fact or the omission or alleged omission to state a material fact or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section 6.2 any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (c) of this Section 6.2 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this paragraph (d); PROVIDED, HOWEVER, that no additional notice shall be required with respect to any action for which notice has been give under paragraph (c) for purposes of indemnification. The Company and Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 6.2 were determined solely by pro rata allocation (even if Purchaser were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 6.2, the Purchaser shall not be required to contribute any amount in excess of the amount by which the Difference exceeds the amount of any damages that Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               (e) It is agreed that any controversy arising out of the operation of the interim reimbursement arrangements set forth in paragraphs
(a) and (b) of this Section 6.2, including the amounts of any requested reimbursement payments and the method of determining such amounts, shall be settled by arbitration conducted under the provisions of the Judicial Arbitration and Mediation Service (JAMS) and shall be held in San Francisco, California. Any such arbitration must be commenced by service of a written demand for arbitration or a written notice of intention to arbitrate, therein electing the arbitration tribunal. In the event the party demanding arbitration does not make such designation of any arbitration tribunal in such demand or notice, then the party responding to said demand or notice is authorized to do so. Such an arbitration would be limited to the operation of the interim reimbursement provisions contained in paragraphs (a) and (b) of this Section 6.2 and would not resolve the ultimate propriety or enforceability of the obligation to reimburse expenses which is created by the provisions of such paragraphs (a) and (b).

     7.   MISCELLANEOUS.

          7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and each Purchaser herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchasers of the Shares being purchased and the payment therefor and shall expire on the second anniversary of the date hereof.

          7.2 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of California and the United States of America, without regard to choice of law rules.

          7.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, and permitted assigns of the parties hereto.

                                       11.

          7.4   ENTIRE AGREEMENT.   This Agreement and the Exhibits hereto,
and the other documents delivered pursuant hereto, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

          7.5 SEVERABILITY. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. In the event of such invalidity, the parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

          7.6   AMENDMENT AND WAIVER.    Except as otherwise provided herein,
any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and Purchaser.

          7.7 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received (a) upon personal delivery, (b) on the fifth day following mailing by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company and Purchaser at their respective addresses first above written, (c) upon transmission of telegram or facsimile (with telephonic notice), or (d) upon confirmed delivery by overnight commercial courier service.

          7.8 FEES AND EXPENSES. The Company and the Purchaser shall bear their own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.

          7.9   TITLES AND SUBTITLES.    The titles of the sections and
subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          7.11  NASDAQ.   The Company will promptly file a Notification of
Listing of Additional Shares with Nasdaq covering the Shares. The Company agrees to take all action reasonable and necessary to maintain the listing of its Common Stock on Nasdaq.

          7.12 ACKNOWLEDGMENT OF PURCHASER REGARDING DOCUMENT DELIVERY. Purchaser acknowledges that the Company, with Purchaser's consent, did not deliver to Purchaser in paper format Exhibits B and C to this Agreement and Exhibits A through D to the Private Placement Memorandum. Purchaser further acknowledges that in lieu of such delivery, Purchaser has obtained such documents from the SEC's web site at www.sec.gov.


                                       12.

     IN WITNESS WHEREOF, the foregoing Stock Purchase Agreement is hereby executed as of the date first above written.

                                   INHALE THERAPEUTIC SYSTEMS, INC.


                                   By:  /s/ Stephen L. Hurst
                                       ----------------------------------------

                                   Name: Stephen L. Hurst
                                         --------------------------------------

                                   Title: Secretary and General Counsel
                                          -------------------------------------



                                   CAPITAL RESEARCH AND MANAGEMENT
                                   COMPANY, ON BEHALF OF SMALLCAP WORLD
                                   FUND, INC. AND AMERICAN VARIABLE
                                   INSURANCE SERIES-GROWTH FUND


                                   By:  /s/ Michael Downer
                                       ----------------------------------------

                                   Name: Michael Downer
                                         --------------------------------------

                                   Title:
                                          -------------------------------------



                                      13.

                                  APPENDIX I

                          INHALE THERAPEUTIC SYSTEMS
                        STOCK CERTIFICATE QUESTIONNAIRE

     In connection with the Agreement, please provide us with the following information:

1.   The exact name that your Shares are to be    ______________________________
     registered in (this is the name that will appear on your stock certificate(s)). You may use a nominee name if appropriate:

2.   The relationship between the Purchaser of    ______________________________
     the Shares and the Registered Holder
     listed in response to item 1 above:

3.   The mailing address of the Registered        ______________________________
     Holder listed in response to item 1 above:   ______________________________
                                                  ______________________________
                                                  ______________________________

4.   The Social Security Number or Tax            ______________________________
     Identification Number of the Registered
     Holder listed in response to item 1 above:

                                  APPENDIX I

                          INHALE THERAPEUTIC SYSTEMS
                    REGISTRATION STATEMENT QUESTIONNAIRE

     In connection with the preparation of the Registration Statement, please provide us with the following information:

1. Pursuant to the "Selling Shareholder" section of the Registration Statement, please state your or your organization's name exactly as it should appear in the Registration Statement:

2. Please provide the number of shares that you or your organization will own immediately after Closing, including those Shares purchased by you or your organization pursuant to this Purchase Agreement and those shares purchased by you or your organization through other transactions:

3. Have you or your organization had any position, office or other material relationship within the past three years with the Company or its affiliates other than as disclosed in the Prospectus included in the Registration Statement?

                         __________ Yes            ___________ No

     If yes, please indicate the nature of any such relationships below:

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________

     ___________________________________________________________________________